Exhibit 99.1

ChampionX Reports First Quarter 2022 Results

•Revenue of $866.0 million, increased 26% year-over-year, and 5% sequentially
•Net income attributable to ChampionX of $36.7 million; adjusted net income of $45.5 million
•Adjusted EBITDA of $124.8 million, increased 32% year-over-year, and decreased 6% sequentially
•Cash from operating activities of $(43.1) million and free cash flow of $(61.0) million, driven by investment in working capital

THE WOODLANDS, TX, April 26, 2022 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced first quarter of 2022 results. Revenue was $866.0 million, net income attributable to ChampionX was $36.7 million, and adjusted EBITDA was $124.8 million. Income before income taxes margin was 5.1% and adjusted EBITDA margin was 14.4%. Cash from operating activities was $(43.1) million and free cash flow was $(61.0) million.

CEO Commentary

“As we approach the two-year anniversary of our transformational merger, we are proud of how well our organization has performed and adapted through the global pandemic, and amid unprecedented short-term supply chain and logistics bottlenecks, compounded by recent geopolitical events. I thank all our worldwide employees for their relentless dedication and commitment to serving our customers and communities well throughout a dynamic and volatile environment,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the first quarter of 2022, we delivered solid results led by robust top-line growth. We generated revenue of $866 million, which increased 26% year-over-year, and 5% sequentially, driven by strong demand growth in both our international and North American markets. All our segments contributed to the growth. This solid top-line growth demonstrates the strong organic growth potential and execution capabilities of our global business. We delivered adjusted EBITDA of $125 million, which increased 32% year-over-year, but declined 6% sequentially, driven primarily by raw material and logistics inflation in our Chemical Technologies business. Both Drilling Technologies and Production & Automation Technologies delivered strong adjusted EBITDA margin performance, crossing 30% and 20%, respectively. Our teams are executing well and gaining traction on pricing and productivity initiatives, and we are increasingly confident that we will deliver meaningful margin expansion for the full year, targeting an exit 2022 adjusted EBITDA margin rate of 18%.

“We continued to deliver on merger integration synergies, and thanks to the diligent efforts of our team, we fully delivered the targeted annualized cost synergies of $125 million exiting the first quarter, sooner than our original objective of within 24 months of the merger closing.

“Working capital investments ahead of anticipated growth, and the timing of tax and other cash payments, impacted our cash generation in the first quarter. We expect our free cash flow profile to improve as we progress through this year. We ended the first quarter with $540 million of liquidity, including $177 million of cash and $363 million of available capacity on our revolving credit facility.

“As we look to the second quarter, we expect our top-line momentum to continue. We also expect volume improvements and price increase realization to offset raw material cost inflation, driving sequential margin improvement. On a consolidated basis, in the second quarter, we expect revenue to be between $875 million and $905 million, with growth expected in each of our businesses. We expect adjusted EBITDA of $134 million to $142 million.

“We are excited about the constructive demand tailwinds in our businesses that support a favorable multi-year outlook for our sector. The positive market fundamentals, combined with our top-line momentum and traction on pricing improvements, give us increasing confidence that we will deliver positive top-line and bottom-line growth, with meaningful margin expansion and solid cash generation for the full year and beyond. We are excited about our recently initiated regular cash dividend, and we remain committed to increasing value creation for our shareholders through our disciplined capital allocation. ChampionX has never been better positioned than we are today, through our differentiated technology and innovation capabilities, to help our customers maximize the value of their producing assets in sustainable and cost-effective ways, and I am honored to lead such a talented and motivated team.”

Production Chemical Technologies

Production Chemical Technologies revenue in the first quarter of 2022 was $515.0 million, an increase of $19.7 million, or 4%, sequentially, due to higher international volumes, continued sales increases in our North America business, and pricing realization.

Segment operating profit was $31.3 million and adjusted segment EBITDA was $66.9 million. Segment operating profit margin was 6.1%, a decrease of 514 basis points, sequentially, and adjusted segment EBITDA margin was 13.0%, a decrease of 365 basis points, sequentially, in each case due to certain raw materials inflation and higher supply chain costs, partially offset by higher sales volumes and pricing.

Production & Automation Technologies

Production & Automation Technologies revenue in the first quarter of 2022 was $220.3 million, an increase of $17.5 million, or 9%, sequentially, due to positive demand momentum for our shorter-cycle North American land-oriented product lines, and higher international volumes.

Revenue from digital products was $43.6 million in the first quarter of 2022, flat sequentially, and up 50% year-over-year.

Segment operating profit was $24.7 million and adjusted segment EBITDA was $45.0 million. Segment operating profit margin was 11.2%, an increase of 452 basis points, sequentially, and adjusted segment EBITDA margin was 20.4%, an increase of 104 basis points, sequentially, in each case to higher sales volumes and pricing.

Drilling Technologies

Drilling Technologies revenue in the first quarter of 2022 was $56.9 million, an increase of $6.8 million, or 14%, sequentially, due to the continued increase in North American and international land drilling activity.

Segment operating profit was $15.2 million and adjusted segment EBITDA was $17.3 million. Segment operating profit margin was 26.8%, an increase of 877 basis points, sequentially, and adjusted segment EBITDA margin was 30.5%, an increase of 401 basis points, sequentially, in each case due to higher sales volumes and favorable product mix.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue remained flat sequentially with first quarter 2022 revenue of $39.9 million.

Segment operating loss was $3.5 million and adjusted segment EBITDA was a loss of $0.3 million, primarily due to raw materials inflation and higher supply chain costs.

Q1 2022 Other Business Highlights

•ChampionX initiated a regular quarterly dividend of $0.075 per share of common stock.
•The ChampionX Board of Directors approved a new $250 million share repurchase program.
•ChampionX ranked first in customer satisfaction in five specific categories (Production Chemicals, Artificial Lift, Intelligent Sensors & Controls, Surface Production Equipment, and Completion Fluids), in a survey conducted by EnergyPoint Research, an independent customer satisfaction research firm.
•Production & Automation Technologies introduced its HIGH RISETM series ESP pump line, with patented Oculus technology, which is engineered to significantly improve ESP system performance and longevity while also meaningfully reducing the carbon footprint of ESP operations.

•UNBRIDLED ESP Systems began providing service to a new IOC customer in the Permian Basin.
•ChampionX released its XSPOC 3.2 production optimization software that further enhances economic analysis and AI modeling capabilities.
•78% of Drilling Technologies revenue was generated from products that were less than three years old.

Conference Call Details

ChampionX Corporation will host a conference call on Wednesday, April 27, 2022, to discuss its first quarter 2022 financial results and outlook. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-866-374-5140 in the United States or 1-404-400-0571 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 356911266.

A replay of the conference call will be available on ChampionX’s website or at https://onlinexperiences.com/Launch/QReg/ShowUUID=B4094CE5-3C61-427D-A29E-31F7171E3F4F&LangLocaleID=1033. Enter passcode EV00134065.

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About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently and sustainably around the world. ChampionX’s products provide efficient and safe operations throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2022	2021	2021
Revenue	$865,960	$822,145	$684,888
Cost of goods and services	658,350	616,830	522,556
Gross profit	207,610	205,315	162,332
Costs and expenses:
Selling, general and administrative expense	150,360	139,449	143,478
Interest expense, net	11,363	11,037	13,971
Other (income) expense, net	1,320	4,873	(1,936)
Income before income taxes	44,567	49,956	6,819
Provision for income taxes	6,394	6,190	2,782
Net income	38,173	43,766	4,037
Less: Net income (loss) attributable to noncontrolling interest	1,471	317	(1,735)
Net income attributable to ChampionX	$36,702	$43,449	$5,772

Earnings per share attributable to ChampionX:
Basic	$0.18	$0.21	$0.03
Diluted	$0.18	$0.21	$0.03

Weighted-average shares outstanding:
Basic	203,079	202,320	200,580
Diluted	208,850	208,779	207,271

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$177,109	$251,678
Restricted cash	3,500	3,500
Receivables, net	658,292	584,440
Inventories, net	625,540	542,910
Prepaid expenses and other current assets	70,848	78,372
Total current assets	1,535,289	1,460,900

Property, plant and equipment, net	762,234	776,813
Goodwill	705,097	702,867
Intangible assets, net	379,485	401,470
Other non-current assets	189,613	192,651
Total assets	$3,571,718	$3,534,701

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$26,850	$26,850
Accounts payable	508,825	473,561
Other current liabilities	296,200	301,914
Total current liabilities	831,875	802,325

Long-term debt	691,241	697,657
Other long-term liabilities	271,030	280,412
Stockholders’ equity:
ChampionX stockholders’ equity	1,792,231	1,770,645
Noncontrolling interest	(14,659)	(16,338)
Total liabilities and equity	$3,571,718	$3,534,701

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$38,173	$4,037
Depreciation and amortization	57,699	61,001
(Gain) loss on disposal of fixed assets	(5,070)	1,954
Receivables	(73,262)	30,019
Inventories	(81,283)	(6,511)
Accounts payable	27,184	36,227
Leased assets	(5,265)	(1,138)
Other	(1,301)	(35,375)
Net cash flows from operating activities	(43,125)	90,214

Cash flows from investing activities:
Capital expenditures	(30,597)	(25,579)
Proceeds from sale of fixed assets	12,731	912
Acquisitions, net of cash acquired	(3,198)	—
Net cash used for investing activities	(21,064)	(24,667)

Cash flows from financing activities:
Repayment of long-term debt	(6,713)	(6,712)
Other	(3,085)	776
Net cash used for financing activities	(9,798)	(5,936)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(582)	(1,211)

Net increase (decrease) in cash and cash equivalents and restricted cash	(74,569)	58,400
Cash and cash equivalents and restricted cash at beginning of period	255,178	201,421
Cash and cash equivalents and restricted cash at end of period	$180,609	$259,821

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2022	2021	2021
Segment revenue:
Production Chemical Technologies	$514,972	$495,310	$412,371
Production & Automation Technologies	220,349	202,880	166,845
Drilling Technologies	56,859	50,068	34,994
Reservoir Chemical Technologies	39,900	39,790	29,891
Corporate and other	33,880	34,097	40,787
Total revenue	$865,960	$822,145	$684,888

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$31,263	$55,539	$30,357
Production & Automation Technologies	24,710	13,574	5,362
Drilling Technologies	15,220	9,010	6,386
Reservoir Chemical Technologies	(3,469)	(1,667)	(3,228)
Total segment operating profit	67,724	76,456	38,877
Corporate and other	11,794	15,463	18,087
Interest expense, net	11,363	11,037	13,971
Income before income taxes	$44,567	$49,956	$6,819

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	6.1%	11.2%	7.4%
Production & Automation Technologies	11.2%	6.7%	3.2%
Drilling Technologies	26.8%	18.0%	18.2%
Reservoir Chemical Technologies	(8.7)%	(4.2)%	(10.8)%
ChampionX Consolidated	5.1%	6.1%	1.0%

Adjusted EBITDA
Production Chemical Technologies	$66,876	$82,395	$56,025
Production & Automation Technologies	45,006	39,332	35,512
Drilling Technologies	17,319	13,242	7,292
Reservoir Chemical Technologies	(250)	2,697	(558)
Corporate and other	(4,123)	(4,553)	(4,025)
Adjusted EBITDA	$124,828	$133,113	$94,246

Adjusted EBITDA margin
Production Chemical Technologies	13.0%	16.6%	13.6%
Production & Automation Technologies	20.4%	19.4%	21.3%
Drilling Technologies	30.5%	26.4%	20.8%
Reservoir Chemical Technologies	(0.6)%	6.8%	(1.9)%
ChampionX Consolidated	14.4%	16.2%	13.8%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2022	2021	2021
Net income attributable to ChampionX	$36,702	$43,449	$5,772
Pre-tax adjustments:
Merger integration costs	5,241	6,033	12,720
Acquisition-related adjustments (1)	(3,512)	(3,512)	(3,512)
Restructuring and other related charges	9,107	4,505	4,256
Intellectual property defense	363	2,477	(1,009)
Loss on extinguishment of debt	—	2,391	—
Gain on sale of Corsicana plant	—	1,746	—
Tax impact of adjustments	(2,352)	(2,864)	(2,616)
Adjusted net income attributable to ChampionX	45,549	54,225	15,611
Tax impact of adjustments	2,352	2,864	2,616
Net income (loss) attributable to noncontrolling interest	1,471	317	(1,735)
Depreciation and amortization	57,699	58,480	61,001
Provision for income taxes	6,394	6,190	2,782
Interest expense, net	11,363	11,037	13,971
Adjusted EBITDA	$124,828	$133,113	$94,246
_______________________
(1)    Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement.

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2022	2021	2021
Diluted earnings per share attributable to ChampionX	$0.18	$0.21	$0.03
Per share adjustments:
Merger integration costs	0.03	0.03	0.06
Acquisition-related adjustments	(0.02)	(0.02)	(0.01)
Restructuring and other related charges	0.04	0.02	0.02
Intellectual property defense	—	0.01	(0.01)
Loss on extinguishment of debt	—	0.01	—
Gain on sale of Corsicana plant	—	0.01	—
Tax impact of adjustments	(0.01)	(0.01)	(0.01)
Adjusted diluted earnings per share attributable to ChampionX	$0.22	$0.26	$0.08

Free Cash Flow

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2022	2021	2021
Free Cash Flow
Cash flows from operating activities	$(43,125)	$88,419	$90,214
Less: Capital expenditures, net of proceeds from sale of fixed assets	(17,866)	(17,092)	(24,667)
Free cash flow	$(60,991)	$71,327	$65,547

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$(43,125)	$88,419	$90,214
Revenue	$865,960	$822,145	$684,888

Cash from operating activities to revenue ratio	(5)%	11%	13%

Free Cash Flow to Revenue Ratio
Free cash flow	$(60,991)	$71,327	$65,547
Revenue	$865,960	$822,145	$684,888

Free cash flow to revenue ratio	(7)%	9%	10%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$(60,991)	$71,327	$65,547
Adjusted EBITDA	$124,828	$133,113	$94,246

Free cash flow to adjusted EBITDA ratio	(49)%	54%	70%